Exhibit 99.1

For Immediate Release
Contact:
Mr. Kelly A. Walters
President and CEO	Jerry Daly, Carol McCune
kwalters@supertelinc.com	Daly Gray
(Media Contact)
Ms. Connie Scarpello	703.435.6293
Sr. Vice President & CFO	jerry@dalygray.com
cscarpello@supertelinc.com

402.371.2520

Supertel Hospitality Reports 2009 Fourth Quarter, Full-Year Results

NORFOLK, Neb., March 31, 2010 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 114 hotels in 23 states, today announced its results for the fourth quarter and year ended December 31, 2009.
Revenues from continuing operations for the 2009 fourth quarter decreased 10.5 percent to $19.6 million, compared to the year-ago period, and decreased 10.4 percent to $89.0 million for the full year.  Net loss attributable to common shareholders was $(25.7) million, or $(1.17) per diluted share, for the 2009 fourth quarter, compared to net earnings available to common shareholders of $3.0 million, or $0.14 per diluted share, in the 2008 same quarter.  For the full year 2009, net loss attributable to common shareholders was $(28.9) million, compared with net earnings available to common shareholders of $5.5 million in 2008.
The 2009 fourth quarter loss included an aggregate $23.3 million non-cash impairment charge, compared to $0.3 million of impairment charges recorded in the 2008 like period.  Of this, $12.4 million was charged against hotels in discontinued operations, and $10.9 million was booked against hotels held for use.  For the full year 2009, impairment charges against discontinued properties totaled $13.2 million.  Total impairment charges for the year were $24.1 million.
Funds from operations (FFO) were $(23.5) million, or $(1.07) per diluted share, for the 2009 fourth quarter, compared to $1.2 million, or $0.06 per diluted share, in the same 2008 period.  Adjusted FFO for the 2009 fourth quarter (excluding the effects of impairment charges) were $(0.2) million, or $(0.01) per diluted share, compared to $1.5 million or $0.07 per diluted share for the same 2008 period.  FFO for the full year 2009 was $(16.9) million or $(0.78) per diluted share, compared to $14.9 million, or $0.70 per diluted share, for the full year 2008.  Adjusted FFO for the full year 2009 (excluding the effects of impairment charges) were $7.3 million, or $0.34 per diluted share, compared to $15.1 million or $0.71 per diluted share for the full year 2008.
Earnings before interest, taxes, depreciation and amortization, noncontrolling interest and preferred stock dividends (Adjusted EBITDA) decreased to $(19.0) million for the 2009 fourth quarter and was $(1.9) million for the full year 2009.
2009 Fourth Quarter and Full Year Highlights
•	Sold two hotels in the 2009 fourth quarter. Divested eight properties for the full year for net proceeds of $17.2 million.

•	Classified 18 properties as held for sale in the 2009 fourth quarter, for a total of 19 properties held for sale as of December 31.

•	Refinanced a $9.0 million mortgage loan and extended the term of a second $9.0 million loan.

•	Reduced total liabilities to $199.9 million at the end of fiscal 2009 from $216.5 million at the end of fiscal 2008.

•	Reorganized the senior management team, appointed a new chairman, and expanded an existing executive position to include COO duties.

“During the past year, the new management team reviewed all aspects of the company and its growth strategies,” said Kelly A. Walters, Supertel president and CEO.  “A key part of that process was finalized in the fourth quarter when we completed a comprehensive review of our hotel portfolio.  We have updated our strategy to not only reflect today’s changed economic conditions but also how we will evaluate our hotels and their value based on new and more stringent criteria.  The review of each property now includes debt service capability, hold period, estimated return on investment, and local market conditions.
“Implementing this updated strategy has created impairment issues and short-term losses, but we believe it will result in a stronger, more resilient real estate portfolio that will be less susceptible to the value swings that occur in the hotel industry,” he said.
Fourth Quarter Results
The company had a net loss of $(25.4) million for the 2009 fourth quarter, compared to net earnings of $3.6 million for the same 2008 period.  The 2009 fourth quarter loss includes a $23.3 million non-cash impairment charge.  Additionally, the 2008 fourth quarter resulted in net income due to a $5.6 million gain being recognized on the sale of two hotels in the fourth quarter, partially offset by a loss from continuing operations of $(0.7) million and a $(1.3) million loss from discontinued operations.  All income and expenses related to sold hotels are classified as discontinued operations.
After recognition of non-controlling interest and dividends for preferred stock shareholders, the net loss attributable to common shareholders was $(25.7) million, or $(1.17) per diluted share, for the 2009 fourth quarter, compared with net earnings available to common shareholders of $3.0 million, or $0.14 per diluted share, for the like 2008 period.
Fourth quarter 2009 revenues from continuing operations decreased $2.3 million, or 10.5 percent, primarily due to the economic downturn.  The company’s 59 continuing operations economy hotels reported a 12.2 percent decrease in revenue per available room (RevPAR) to $24.34 in the 2009 fourth quarter, caused by a 9.8 percent drop in occupancy to 51.6 percent and a 2.7 percent decrease in average daily rate (ADR) to $47.12.  The company’s eight continuing operations extended-stay hotels reported a 6.5 percent increase in RevPAR to $15.62, as a result of an 11.4 percent increase in occupancy to 63.5 percent, offset by a 4.4 percent decline in ADR to $24.60.
Fourth quarter RevPAR for the company’s 29 continuing operations midscale without food and beverage hotels decreased 11.6 percent to $32.73, the result of a 7.6 percent drop in occupancy to 49.6 percent, and a 4.2 percent decrease in ADR to $66.03.
The portfolio of 96 hotels in continuing operations in the 2009 fourth quarter, compared with the same period a year earlier, reported a 5.9 percent decline in occupancy, and a 4.8 percent decrease in ADR, for a 10.5 percent decline in RevPAR, compared to an 11.7 percent RevPAR decline for the industry, as reported by Smith Travel Research.
“It remains a very difficult operating environment,” Walters said.  “We believe the past two years have been the most challenging from an operations standpoint since the Great Depression.  As the year progressed, the rate of decline slowed, a trend that continues into the 2010 first quarter.”
Hotel and property operations expenses from continuing operations for the 2009 fourth quarter declined $0.5 million, or 3.1 percent.  The decrease primarily results from cost-saving measures implemented to compensate for lower occupancy.
Interest expense from continuing operations remained essentially unchanged at $2.6 million for the quarter.  Depreciation and amortization expense from continuing operations remained flat at $3.1 million.
Property operating income (POI) is calculated as revenue from room rentals and other hotel services less hotel and property operations expenses.  For the 2009 fourth quarter, POI from continuing operations decreased $1.8 million, or 32.9 percent, compared to the year-ago period.  This decrease resulted from the decline in revenue, slightly offset by reduced expenses.
General and administration expense from continuing operations for the 2009 fourth quarter dropped $0.1 million, or 9.5 percent, compared to the year-ago period.  The decrease is related primarily to reduction in professional fees, partially offset by an increase in payroll expense due to severance pay.
Disposition Program
During 2009, the company sold eight hotels for approximately $17.2 million, resulting in a gain on sale of approximately $2.5 million, which was used to strengthen the balance sheet by reducing debt.  The properties sold are:
➢ Super 8	Charles City, IA	43 rooms
➢ Holiday Inn Express	Gettysburg, PA	51 rooms
➢ Masters Inn	Kissimmee, FL	116 rooms
➢ Comfort Inn	Ellsworth, ME	63 rooms
➢ Super 8	Anamosa, IA	35 rooms
➢ Comfort Inn	Dahlgren, VA	59 rooms
➢ Masters Inn	Orlando, FL	120 rooms
➢ Masters Inn	Kissimmee, FL	187 rooms
“The sale of these assets and the 18 properties we have currently classified as held for sale will strategically strengthen our portfolio,” Walters said.  “A key component of our new strategy is to reduce our weighting in the economy sector.  This segment has relatively low barriers to new competition and has small owner/operators whose cost structure often is substantially lower than the large owner/operator cost structure.
“Economy hotels will remain an important part of our portfolio,” he noted.  “However, over time, we intend to balance our portfolio with more properties in the midscale without food and beverage segment, which historically has been less volatile for us, with more moderate declines in the down-part of the economic cycle and greater upside potential during the up-portion of the economic cycle.”
Balance Sheet
The company continued to improve its balance sheet in 2009 through dispositions, debt repayment, debt extensions and refinancings.  In the second quarter, the company refinanced a $9.0 million, 8.4 percent loan scheduled to mature in November 2009.  The loan was refinanced using a $10 million, 5.5 percent facility due in May 2012.  A second $9.0 million loan was extended and currently is due in August 2010.  “We are negotiating with the lender and with other credit sources to refinance this loan, which is our principal debt maturing in 2010.  Sales of hotels in 2010 are also expected to reduce the amount of the loan we ultimately refinance,” Walters said.
The company as of December 31, 2009 has $164.5 million in outstanding debt on hotels in continuing operations with an average term of 4.8 years and weighted average annual interest rate of 5.98 percent.

Dividends
The company did not declare a common stock dividend for the 2009 fourth quarter or full year.  The company will monitor requirements to maintain its REIT status and will regularly evaluate the dividend policy.
Outlook
“The economy is showing signs of stabilizing, and the rate of decline in RevPAR appears to be slowing,” Walters said.  “The pace of declining occupancy is decelerating but getting traction in room rates remains a challenge.  We continue to work closely with our management companies to enhance revenues while stringently controlling costs.  We not only are looking at today, but at how we can continue to hold costs without sacrificing the guest experience when the economy begins to gain momentum.  Our foremost priorities in 2010 are preserving and generating capital sufficient to fund our liquidity needs.
“We are finalizing our strategic plan and intend to provide greater detail in the near future,” he noted.  “Our senior management team is in harmony with a more clarified vision of the future, and we are taking the appropriate steps to optimize our opportunities as the economy rebounds.”
About Supertel Hospitality, Inc.
As of March 31, 2010, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 114 hotels comprised of 9,929 rooms in 23 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inns and Baymont Inn.  This diversity enables the company to participate in the best practices of each of these respected hospitality partners.  The company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the Company’s balance sheet for the years ended December 31, 2009 and 2008.  The Company owned 115 and 123 hotels, respectively.
(in thousands, except share and per share data).
	As of
	December 31,	December 31,
	2009	2008

ASSETS
Investments in hotel properties	$319,770	$330,271
Less accumulated depreciation	86,069	77,028
	233,701	253,243

Cash and cash equivalents	428	712
Accounts receivable, net of allowance for doubtful accounts of $95 and $107	2,043	2,401
Prepaid expenses and other assets	4,779	2,903
Deferred financing costs, net	1,414	1,580
Investment in hotel properties held for sale	32,030	60,638

	$274,395	$321,477

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$10,340	$13,697
Debt related to hotel properties held for sale	24,975	37,022
Long-term debt	164,538	165,784
	199,853	216,503

Redeemable noncontrolling interest in consolidated
partnership, at redemption value	511	1,778

Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value,
332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

SHAREHOLDERS' EQUITY
Preferred stock, 40,000,000 shares authorized;
Series A, 2,500,000 shares authorized, $.01 par value, 803,270
shares outstanding, liquidation preference of $8,033	8	8
Common stock, $.01 par value, 100,000,000 shares authorized;
22,002,322 and 20,924,677 shares outstanding	220	209
Additional paid-in capital	120,153	112,804
Distributions in excess of retained earnings	(54,420)	(25,551)
Total shareholder equity	65,961	87,470

Noncontrolling interest in consolidated partnership,
redemption value $237 and $2,101	408	8,064

Total Equity	66,369	95,534

	$274,395	$321,477

The following table sets forth the Company’s results of operations for the three and twelve months ended December 31, 2009 and 2008, respectively.
(in thousands, except per share data)
	Three months		Twelve months
	ended December 31,		ended December 31,
	Unaudited	Unaudited
	2009	2008	2009	2008
REVENUES
Room rentals and other hotel services	$19,622	$21,933	$88,970	$99,256

EXPENSES
Hotel and property operations	15,963	16,479	67,360	71,132
Depreciation and amortization	3,105	3,115	12,457	12,067
General and administrative	675	746	3,813	3,696
	19,743	20,340	83,630	86,895

EARNINGS BEFORE NET GAINS (LOSSES)
ON DISPOSITIONS OF ASSETS, OTHER INCOME,
INTEREST EXPENSE, IMPAIRMENT LOSSES, NONCONTROLLING
INTEREST AND INCOME TAX BENEFIT	(121)	1,593	5,340	12,361

Net gains (losses) on dispositions of assets	(67)	-	(146)	1
Other income	34	38	134	129
Interest expense	(2,620)	(2,684)	(10,414)	(10,738)
Impairment losses	(10,872)	-	(10,872)	-

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES AND NONCONTROLLING INTEREST	(13,646)	(1,053)	(15,958)	1,753

Income tax benefit	12	373	1,047	507

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(13,634)	(680)	(14,911)	2,260

Earnings (loss) from discontinued operations	(11,800)	4,265	(12,614)	4,999

NET EARNINGS (LOSS)	(25,434)	3,585	(27,525)	7,259

Noncontrolling interest income (expense)	150	(247)	130	(603)

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	(25,284)	3,338	(27,395)	6,656

Preferred stock dividends	(368)	(369)	(1,474)	(1,160)

NET EARNINGS (LOSS) ATTRIBUTABLE
TO COMMON SHAREHOLDERS	$(25,652)	$2,969	$(28,869)	$5,496

NET EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$(0.63)	$(0.05)	$(0.75)	$0.04
EPS from discontinued operations	$(0.54)	$0.19	$(0.58)	$0.22
EPS basic and diluted	$(1.17)	$0.14	$(1.33)	$0.26

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS
Income from continuing operations, net of tax	$(13,932)	$(1,036)	$(16,386)	$826
Discontinued operations, net of tax	(11,720)	4,005	(12,483)	4,670
Net earnings (loss)	$(25,652)	$2,969	$(28,869)	$5,496

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In thousands, except per share data:
	Three months		Twelve months
	ended December 31,		ended December 31,
	unaudited	unaudited
	2009	2008	2009	2008
Weighted average number of shares outstanding for EPS
basic	21,956	20,924	21,647	20,840
diluted	21,956	20,924	21,647	20,840
Weighted average number of shares outstanding for FFO per share
basic	21,956	20,924	21,647	20,840
diluted	21,956	20,924	21,647	22,346

Reconciliation of Weighted average number of shares for
EPS diluted to FFO per share diluted:
EPS diluted shares	21,956	20,924	21,647	20,840
Common stock issuable upon exercise or conversion of:
Series A Preferred Stock	-	-	-	1,506
FFO per share diluted shares	21,956	20,924	21,647	22,346

Reconciliation of net earnings (loss) to FFO-Unaudited
Net earnings (loss) available to common shareholders	$(25,652)	$2,969	$(28,869)	$5,496
Depreciation and amortization, including disc ops	3,370	3,837	14,241	14,982
Net (gains) losses on disposition of assets	(1,217)	(5,583)	(2,264)	(5,581)
FFO	$(23,499)	$1,223	$(16,892)	$14,897
Impairment	23,305	250	24,148	250
Adjusted FFO (without impairment expense)	$(194)	$1,473	$7,256	$15,147

FFO per share - basic	$(1.07)	$0.06	$(0.78)	$0.71
Adjusted FFO per share (without impairment expense) - basic	$(0.01)	$0.07	$0.34	$0.73
FFO per share - diluted	$(1.07)	$0.06	$(0.78)	$0.70
Adjusted FFO per share (without impairment expense) - diluted	$(0.01)	$0.07	$0.34	$0.71

FFO is a non-GAAP financial measure.  We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition.  FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT.  We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

We view the impairment charges as a nonrecurring expense, and we have excluded the impairment charges in calculating Adjusted FFO.

	Three months		Twelve months
	ended December 31,		ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA
Net earnings (loss) available to common shareholders	$(25,652)	$2,969	$(28,869)	$5,496
Interest expense, including disc ops	3,232	3,376	13,015	13,848
Income tax benefit, including disc ops	(141)	(117)	(1,647)	(305)
Depreciation and amortization, including disc ops	3,370	3,837	14,241	14,982
EBITDA	(19,191)	10,065	(3,260)	34,021
Noncontrolling interest	(150)	247	(130)	603
Preferred stock dividend	368	369	1,474	1,160
Adjusted EBITDA	$(18,973)	$10,681	$(1,916)	$35,784

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s same store hotel properties for the three and twelve months ended December 31, 2009 and 2008, respectively.    This presentation includes non-GAAP financial measures.  The Company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

	Three months		Twelve months
	ended December 31,		ended December 31,
	2009	2008	2009	2008
Same Store: *	(Unaudited)	(Unaudited)
Revenue per available room (RevPAR):
Midscale w/o F&B **	$32.73	$37.01	$38.00	$43.49
Economy	$24.34	$27.71	$28.19	$31.03
Extended Stay	$15.62	$14.67	$15.58	$16.18
Total	$25.31	$28.29	$28.96	$32.20

Average daily room rate (ADR):
Midscale w/o F&B **	$66.03	$68.94	$67.78	$71.17
Economy	$47.12	$48.43	$48.83	$49.48
Extended Stay	$24.60	$25.73	$24.78	$25.30
Total	$47.88	$50.31	$49.90	$51.54

Occupancy percentage:
Midscale w/o F&B **	49.6%	53.7%	56.1%	61.1%
Economy	51.6%	57.2%	57.7%	62.7%
Extended Stay	63.5%	57.0%	62.9%	63.9%
Total	52.9%	56.2%	58.0%	62.5%

	Three months		Twelve months
	ended December 31,		ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Total Hotels:
Revenue per available room (RevPAR):	$25.31	$28.29	$28.96	$32.20
Average daily room rate (ADR):	$47.88	$50.31	$49.90	$51.54
Occupancy percentage:	52.9%	56.2%	58.0%	62.5%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$18,995	$21,245	$86,239	$96,258
Telephone revenue	73	67	299	319
Other hotel service revenues	554	621	2,432	2,679
Total revenue from room rentals and other hotel services	$19,622	$21,933	$88,970	$99,256

Room rentals and other hotel services
Total room rental and other hotel services	$19,622	$21,933	$88,970	$99,256

Hotel and property operations expense
Total hotel and property operations expense	$15,963	$16,479	$67,360	$71,132

Property Operating Income ("POI")
Total property operating income	$3,659	$5,454	$21,610	$28,124

POI as a percentage of revenue from room rentals
and other hotel services
Total POI as a percentage of revenue	18.6%	24.9%	24.3%	28.3%

* Same Store reflects 96 hotels in continuing operations for the three months and year to date ended December 31, 2009 and 2008.

** “w/o F & B” indicates without food and beverage.

RECONCILIATION OF NET EARNINGS (LOSS) TO POI	Three months		Twelve months
	ended December 31,		ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Net earnings (loss)	$(25,434)	$3,585	$(27,525)	$7,259
Depreciation and amortization, including disc ops	3,370	3,837	14,241	14,982
Net (gain) loss on disposition of assets, including disc ops	(1,217)	(5,583)	(2,264)	(5,581)
Other income	(34)	(38)	(134)	(129)
Interest expense, including disc ops	3,232	3,376	13,015	13,848
General and administrative expense	675	746	3,813	3,696
Impairment losses	23,305	250	24,148	250
Income tax benefit, including disc ops	(141)	(117)	(1,647)	(305)
Room rentals and other hotel services - discontinued operations	(2,893)	(5,262)	(16,524)	(25,729)
Hotel and property operations expense - discontinued operations	2,796	4,660	14,487	19,833
POI	$3,659	$5,454	$21,610	$28,124

The following table presents our RevPAR, ADR and Occupancy, by region, for the three months ended December 31, 2009 and 2008, respectively.  The comparisons of same store operations are for 96 hotels in continuing operations as of October 1, 2008.
		Three months ended December 31, 2009				Three months ended December 31, 2008
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$25.29	53.6%	$47.15	214	$30.44	61.1%	$49.81
West North Central	2,670	24.48	52.2%	46.87	2,670	28.84	61.3%	47.04
East North Central	1,081	32.77	52.0%	63.05	1,081	37.25	58.3%	63.84
Middle Atlantic/New England	142	35.01	54.9%	63.82	142	38.48	57.4%	67.01
South Atlantic	2,772	22.12	53.6%	41.23	2,772	23.90	52.4%	45.59
East South Central	822	26.64	46.9%	56.81	822	28.88	49.6%	58.22
West South Central	456	26.48	63.6%	41.62	456	25.19	53.8%	46.82
Total Same Store	8,157	$25.31	52.9%	$47.88	8,157	$28.29	56.2%	$50.31

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana

The following table presents our RevPAR, ADR and Occupancy, by region, for the twelve months ended December 31, 2009 and 2008, respectively.  The comparisons of same store operations are for 96 hotels owned as of January 1, 2008, including nine of the ten hotels purchased on January 2, 2008.

	2009				2008
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$31.96	62.1%	$51.50	214	$38.02	73.2%	$51.97
West North Central	2,670	28.44	59.4%	47.86	2,670	31.47	65.2%	48.25
East North Central	1,081	36.25	58.5%	61.96	1,081	41.85	65.3%	64.11
Middle Atlantic/New England	142	38.90	58.9%	66.04	142	43.47	64.3%	67.63
South Atlantic	2,772	25.71	57.8%	44.48	2,772	28.39	60.3%	47.07
East South Central	822	31.29	53.2%	58.82	822	33.59	55.5%	60.53
West South Central	456	25.84	56.9%	45.38	456	27.91	59.7%	46.73
Total Same Store Hotels	8,157	$28.96	58.0%	$49.90	8,157	$32.20	62.5%	$51.54

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana